                                                                    EXHIBIT 23.2

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors and Shareholders of
  Providence Journal Company:

  The audits of the consolidated financial statements of Providence Journal Company and Subsidiaries referred to in our report dated February 10, 1995, except as to note 2 which is as of August 1, 1995, included financial statement schedule II--Valuation and Qualifying Accounts, as of December 31, 1994, and for each of the years in the three year period ended December 31, 1994, included in this Amendment No. 4 to Registration Statement No. 33-57479 on Form S-4. Our report refers to a change in method of accounting for income taxes and a change in method of accounting for postretirement benefits in 1992. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports on the consolidated financial statements of Providence Journal Company and Subsidiaries, and the combined financial statements of Providence Journal Cable, included herein and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement-Prospectus.

KPMG Peat Marwick LLP

Providence, Rhode Island

August 29, 1995